RESTRICTED UNITS AGREEMENT UNDER

                         THE 1990 STOCK PLAN FOR EMPLOYEES OF

                        GENERAL PUBLIC UTILITIES CORPORATION

                                   AND SUBSIDIARIES

          AGREEMENT made as of __________, by and between General Public Utilities Corporation (the "Corporation") and __________ (the "Recipient"):

          WHEREAS,  the Corporation  maintains  the  1990  Stock  Plan  for
          Employees of General Public Utilities Corporation and Subsidiaries (the "Plan") under which the Personnel and Compensation Committee of the Corporation's Board of Directors (the "Committee") may, among other things, award units ("Restricted Units") representing rights to acquire shares of the Corporation's Common Stock, $2.50 par value ("Common Stock") to such employees of the Corporation and its subsidiaries as the Committee may determine, subject to such terms, conditions, or restrictions as it may deem appropriate;

          WHEREAS, pursuant to the Plan, the Committee has granted to the Recipient an award of Restricted Units subject to the terms and conditions set forth in this Agreement; and

          WHEREAS, the Plan requires that an award of Restricted Units be evidenced by a written agreement between the Corporation and the Recipient that contains such restrictions, terms and conditions as the Committee may require;


          NOW, THEREFORE, the parties hereto agree as follows:


          1.  Award of Restricted Units;  Nature of Rights

          (a) In accordance with the provisions of the Plan, the Committee awarded to the Recipient on _______________ (the "Award Date") __________ Restricted Units. Each such unit shall entitle the Recipient, upon the vesting of such unit as provided in Section 2 hereof, to receive one share of Common Stock, or a cash payment in lieu of such share, subject to the terms, conditions, and restrictions set forth herein.

          (b) Prior to the issuance, as provided in Section 4 hereof, of shares of Common Stock with respect to the Recipient's Restricted Units and any additional units credited to the Recipient pursuant to Section 3 hereof ("Additional Restricted Units"), or with respect to the Recipient's "Deferred Vested Units" as defined in
          Section 4(g)(ii) hereof and any additional Deferred Vested Units credited to the Recipient pursuant to Section 4(g)(vi) hereof, the Recipient shall not be entitled to any of the rights of a stockholder of the Corporation by reason of such Restricted Units, Additional Restricted Units, or Deferred Vested Units.

          (c) Notwithstanding anything in this Agreement to the contrary, the Recipient shall have the status of a mere unsecured creditor of the Corporation with respect to his or her right to receive any payment hereunder; and this Agreement shall constitute a mere promise by the Corporation to make payments in the future in accordance with the terms hereof. It is the intention of the parties hereto that the arrangements set forth in this Agreement be treated as unfunded for tax purposes and, if it should be determined that Title I of ERISA is applicable to such arrangements, for purposes of Title I of ERISA.


          2.  Vesting of Units

          (a) The Recipient's Restricted Units and Additional Restricted Units shall become vested upon the earliest to occur of the following dates (such earliest occurring date is hereafter referred to as the "Vesting Date"):

                    (i) the  fifth anniversary  of the  Award Date,  if the
               Recipient's employment with the Corporation or any subsidiary has not terminated for any reason before such fifth anniversary;

                   (ii) the  date as  of which  the Recipient's  employment
               with the Corporation or any subsidiary terminates as a result of the Recipient's death, or as a result of the Recipient's "Total Disability" or "Eligible Retirement", as those terms are defined in the Plan;

                  (iii) an "Acceleration Date", as defined in the Plan;

                    or

                   (iv)  any date earlier than the  dates specified in (i),
               (ii) and (iii) above that the Committee, in its sole discretion, determines to be the date as of which any or all of the Recipient's Restricted Units and Additional Restricted Units should become vested for purposes of this Agreement.

          (b) If the Recipient's employment with the Corporation or any subsidiary should terminate before the Recipient's Restricted Units and Additional Restricted Units have become vested in accordance with paragraph (a) above, all of the Recipient's rights with respect to such Restricted Units and Additional Restricted Units shall be forfeited as of the date of such termination.

          (c) For purposes of this Agreement, (i) the term "subsidiary" shall have the same meaning as in paragraph 4(a) of the Plan and
          (ii) the transfer of a Recipient's employment from one subsidiary to another shall not be treated as a termination of the Recipient's employment.

          3.  Additional Restricted Units

          (a) As of each date prior to the Vesting Date on which a dividend is paid on the Common Stock ("Dividend Payment Date"), there shall be credited to the Recipient hereunder a number of Additional Restricted Units determined by multiplying (i) the sum of the Recipient's Restricted Units and the total number of Additional Restricted Units previously credited to the Recipient pursuant to this Section 3, by (ii) the quotient resulting from dividing (A) the per share amount of the dividend so paid by (B) the price per share used for the reinvestment of dividends paid on such Dividend Payment Date under the provisions of the Corporation's Dividend Reinvestment and Stock Purchase Plan.

          (b) Any Additional Restricted Units credited to the Recipient pursuant to this Section 3 shall be subject to the same terms, conditions and restrictions as are applicable with respect to the Recipient's Restricted Units.


          4.  Payment for Vested Units

          (a) Upon the Vesting Date, the Recipient shall become entitled to receive payment with respect to the Restricted Units and Additional Restricted Units which have become vested on such date (such Restricted Units and Additional Restricted Units are hereafter referred to as the Recipient's "Vested Units"). Payment shall be made as soon as practicable after the Vesting Date, in the manner hereinafter set forth in this Section 4.

          (b) Except as otherwise provided in paragraph (c) below, payment with respect to the Recipient's Vested Units shall be made by the issuance to the Recipient of shares of Common Stock. Except as otherwise provided in paragraph (d) (ii) below, one share of Common Stock shall be issued for each of the Recipient's Vested Units. The Recipient shall own any shares of Common Stock so issued free and clear of any restrictions and shall be free to hold or dispose of such shares at will, subject, however, to the restriction provided in paragraph 9(b)(ii) of the Plan and any other restriction that may be imposed by law.

          (c) The Committee, in its sole discretion, may determine that payment with respect to any or all of the Recipient's Vested Units shall be made in cash instead of in shares of Common Stock, and payment with respect to any fractional part of a Vested Unit shall be made in cash. Except as otherwise provided in paragraph
          (d) (i) below, the amount of the cash payment to be made with respect to any Vested Units shall be equal to (and the amount of the cash payment to be made with respect to any fractional part of a Vested Unit shall be based upon) the per share closing price of one share of Common Stock as reported on the New York Stock Exchange Composite Tape for the Vesting Date, or if there are no sales of Common Stock on such date, for the next preceding day on which there were sales of Common Stock.

          (d) Upon the occurrence of an Acceleration Date, the amount payable with respect to the Recipient's Vested Units (including any Restricted Units and Additional Restricted Units that became vested prior to such date but for which payment hereunder has not been made as of such date but not including any Deferred Vested Units standing to the Recipient's credit on such date) shall be determined as follows:

               (i) To the extent that the payment for any of the Recipient's Vested Units is to be made in cash pursuant to paragraph (c) above, the amount of cash to be paid for such Vested Units shall be equal to the product of (A) the number of such Vested Units, multiplied by (B) the highest closing price per share of the Common Stock, as reported on the New York Stock Exchange Composite Tape, occurring during the 90-day period preceding and the 90-day period following the Acceleration Date (the "Multiplication Factor").

               (ii) To the extent that payment for any of the Recipient's Vested Units is to be made in shares of Common Stock pursuant to paragraph (b) above, the number of shares of Common Stock to be issued with respect to such Vested Units shall be determined by dividing (A) the product of (y) the number of such Vested Units multiplied by (z) the Multiplication Factor, by (B) the per share closing price of the Common Stock as reported on the New York Stock Exchange Composite Tape for the day preceding the payment date, or if there are no sales of Common Stock on such date, for the next preceding day on which there were sales of Common Stock.

          (e) If the Recipient has died prior to the date on which payment is to be made hereunder with respect to the Recipient's Vested Units or Deferred Vested Units, the payment otherwise required to be made to the Recipient shall be made to the Recipient's beneficiary or estate, as the case may be.

          (f) Notwithstanding any provision herein to the contrary, any payment required to be made with respect to a Recipient's Vested Units (but not including any Deferred Vested Units standing to the Recipient's credit hereunder) as a result of or following the occurrence of an Acceleration Date shall be made as soon as practicable after such date but in the case of any cash payment to an Officer Participant (as defined in the Plan) no less than six months following the Award Date.

          (g) Notwithstanding any other provisions of this Section 4 to the contrary, payment with respect to part or all of the Recipient's Vested Units shall be deferred, and shall be made at the time and in the manner hereinafter set forth, if the Recipient so elects in accordance with the following provisions:

                    (i) An election by the Recipient hereunder shall be made in writing, on a form furnished to the Recipient for such purpose by the Committee. The form shall be filed with the Committee at least one year prior to the Vesting Date.

                    (ii) In the Recipient's election form, the Recipient shall specify the number of Vested Units payment with respect to which the Recipient wishes to defer (such number is referred to as the Recipient's "Deferred Vested Units"); the date on which payment with respect to the Recipient's Deferred Vested Units shall be made, or commence (the "Payment Commencement Date") in accordance with clause (iii) below; and the method by which payment with respect to the Recipient's Deferred Vested Units shall be made (the "Payment Method") in accordance with clause (iv) below.

                    (iii) The Recipient may select, as the Payment Commencement Date, the first business day of the third calendar year following the calendar year in which the Vesting Date occurs, or of any later calendar year. Alternatively, the Recipient may select, as the Payment Commencement Date, the earlier of (A) the first business day of any calendar year which the Recipient is permitted to select under the preceding sentence, or
                    (B) the first business day of the calendar year following the date as of which the Recipient's employement with the Corporation or any subsidiary terminates as a result of the Recipient's Eligible Retirement or Total Disability.

                    (iv) The Recipient may select, as the Payment Method, either (A) a single lump sum payment, or (B) payment in annual installments, over a period of at least five year, or such greater number of years as the Recipient specifies in his or her election form. With each such annual installment, payment shall be made with respect to a number of the Recipient's Deferred Vested Units equal to the quotient resulting from dividing (C) the total number of Deferred Vested Units standing to the Recipient's credit hereunder on the applicable payment date (including any additional Deferred Vested Units credited to the Recipient pursuant to subparagraph (vi) below), by (D) the number of installment payments remaining to be made on such date. Immediately after each annual installment payment has been made, the number of Deferred Vested Units standing to the Recipient's credit hereunder shall be reduced by the number of Deferred Vested Units with respect to which such payment was made.

                    (v) Any election made hereunder by the Recipient shall be irrevocable.

                    (vi) Until payment has been made with respect to all of the Recipient's Deferred Vested Units (including those credited to the Recipient under this subparagraph), there shall be credited to the Recipient hereunder, as of each Dividend Payment Date, a number of additional Deferred Vested Units determined by multiplying (A) the number of Deferred Vested Units (including any additional Deferred Vested Units previously credited to the Recipient under this subparagraph) standing to the Recipient's credit hereunder on the day immediately preceding such Dividend Payment Date, by (B) the quotient referred to in Section 3(a)(ii) hereof.

                    (vii) Payment with respect to the Recipient's Deferred Vested Units shall be made in cash, or in shares of Common Stock, or in any combination of cash or such shares, as the Committee shall determine in its sole discretion. The amount of the cash payment to be made with respect to any Deferred Vested Units shall be equal to (and with respect to any fractional part of a Deferred Vested Unit, shall be based upon) the per share closing price of one share of Common Stock as reported on the New York Stock Exchange Composite Tape for the last business day immediately preceding the date on which such cash payment is to be made.

                    (viii) A deferral election otherwise permitted to be made hereunder shall be subject to the following limitations:

                                (A)   If  the  Vesting  Date  should  occur
                         within  one  year  from  the  date  on  which  the
                         Recipient's election form is filed with the Committee, or if the vesting Date occurs more than one year from such date but occurs as a result of the occurrence of an Acceleration Date, the Recipient's deferral election shall not be given effect, and payment with respect to the Recipient's Vested Units shall be made in accordance with the other applicable provisions of this Section 4.

                                (B)   No   deferral   election   shall   be
                         effective hereunder if at any time during a 12-month period ending on the Vesting Date, the Recipient received a hardship withdrawal under
                         Section 7.1(e) of the General Public Utilities Corporation and Subsidiary System Companies Employee Savings Plan.

                    (ix) Notwithstanding any other provision in this paragraph (g) to the contrary, to the extent the Committee in its sole discretion so determines, payment with respect to any part or all of the Recipient's Deferred Vested Units may be made to the Recipient, or to the Recipient's beneficiary or estate, on any date earlier than the date on which such payment is to be made pursuant to the Recipient's election hereunder, in the following circumstances: (A) in the event of the Recipient's death prior to the Payment Commencement Date specified in the Recipient's election hereunder;
                    (B) in the event the Recipient becomes entitled to receive payments under any GPU System Company's Long-Term Disability Plan or Employee Pension Plan as a result of incurring a Total Disability; and (C) in the event the Recipient requests such early payment and the Committee, in its sole discretion, determines that such early payment is necessary to help the Recipient meet some severe financial need arising from circumstances which were beyond the Recipient's control and which were not foreseen by the Recipient at the Time the recipient made his or her election hereunder.


          5.  Performance Cash Incentive Award

          (a)  For purposes of this Section 5:

                    (i) "Peer Companies" shall mean the companies included in the Edison Electric Institute's ("EEI") Investor-Owned Electric Utility Index (or any similar successor index) published from time to time by EEI (the "Index").

                    (ii) "GPU Total Return" shall mean the annualized GPU Total Shareholder Return for the years included in the applicable Performance Period.

                    (iii) "GPU Total Shareholder Return" shall mean for any given calendar year the percentage obtained by dividing (A) the sum of (x) the closing price (as reported in The Wall Street Journal, Eastern Edition) of a share of the Common Stock (the "Closing Price") on the last trading day of such calendar year less (y) the Closing Price on the first trading day of such calendar year (the "First Day's Price") plus (z) the sum of all cash dividends declared by GPU during such calendar year in respect of one share of the Common Stock, by
                    (B) the First Day's Price.

                    (iv) "Gross-up Percentage" shall mean the "Percentage Used" as determined for purposes of the GPU Service Corporation Employee Relocation Plan (or, any similar provision in a successor plan or policy) for the calendar year with respect to which the Recipient is entitled to receive a Performance Cash Incentive Award pursuant to paragraph (b) of this Section 5, after including in the Recipient's gross income for that calendar year (A) the amount recognized on account of the payment made with respect to the Recipient's Vested Units pursuant to Section 4 hereof, and (B) if, on the Vesting Date, there is in effect for the Recipient an election under Section 4(g) hereof to defer payments with respect to any of the Recipient's Vested Units, such additional amount as would have been recognized with respect to the Recipient's Deferred Vested Units if such election had not been made, and if payment with respect to such Deferred Vested Units had been made to the recipient on the Vesting Date in cash, in an amount determined under Section 4(c) hereof.

                    (v) "Industry Total Return" shall mean the annualized total shareholder return for the Peer Companies, as determined by the Index, for the years included in the applicable Performance Period.

                    (vi) "Performance Period" shall mean the five calendar years preceding the Vesting Date, except that in the case of a Vesting Date described in clause (ii), (iii), or (iv) of Section 2(a) hereof, the Performance Period shall be the calendar years beginning on the January 1 of the year which includes the Award Date and ending on the December 31 which immediately precedes the Vesting date. Notwithstanding the foregoing, in the event that the Vesting Date occurs during the calendar year which includes the Award Date, the Performance Period shall be the immediately preceding calendar year.

          (b) If, with respect to the applicable Performance Period, the GPU Total Return exceeds the Industry Total Return, the Recipient shall be entitled to receive a cash payment (the "Performance Cash Incentive Award") with respect to the calendar year in which the Vesting Date for the Recipient's Vested Units occurs. The Performance Cash Incentive Award so payable shall be in an amount equal to the product of (i) the applicable Gross-up Percentage, multiplied by (ii) the sum percent (A) the amount of gross income the Recipient recognizes for federal income tax purposes on account of the payment made with respect to the Recipient's
          Vested Units pursuant to Section 4 hereof; and (B) if, on the Vesting Date, there is in effect for the Recipient an election under Section 4(g) hereof to defer payment with respect to any of the Recipient's Vested Units, the amount of gross income the Recipient would have recognized for federal income tax purposes for the year in which the Vesting Date occurs, on account of payment with respect to the Recipient's Deferred Vested Units, if such election had not been made and if payment with respect to such Deferred Vested Units had been made to the Recipient on the Vesting Date in cash in an amount determined under Section 4(c) hereof.

          (c) Payment with respect to the Performance Cash Incentive Award payable to the Recipient pursuant to paragraph (b) above, shall be made to the Recipient on such date or dates following the Vesting Date as the Committee determines in its discretion but in no event shall payment be made later than by April 1 of the calendar year following the year in which the Vesting Date occurs.

          (d)  Notwithstanding  the   provisions  of  paragraphs   (b)  and
          (c) above, no payment shall be made pursuant to this Agreement or the Plan with respect to any portion of the Performance Cash Incentive Award that becomes payable to the Recipient hereunder, to the extent that there is in effect for the Recipient on the Vesting Date an election under the applicable provisions of the GPU System Companies Deferred Compensation Plan for Elected Officers (the "DCP") to defer such portion under the terms of the DCP. In such event, the obligation to make payment under this Agreement and the Plan with respect to any amount so deferred shall be fully discharged upon the crediting of such amount (less any required tax withholding) to the Recipient's Account under the DCP; and payment with respect to the amount so deferred shall be made to the Recipient in accordance with the applicable provisions of DCP.


          6.  Withholding Taxes

          In connection with the issuance of any Common Stock or the making of any cash payment in accordance with the provisions of this Agreement, the Corporation shall withhold the taxes then required by applicable federal, state and local law to be so withheld. In lieu thereof, the Corporation may require the Recipient (or, in the event of the Recipient's death, the Recipient's beneficiary or estate) to pay to the Corporation an amount equal to the amount of taxes so required to be withheld. Such payment to the Corporation shall be made in cash, in shares of Common Stock with a market value equal to such withholding obligation, or in any combination thereof, as determined by the Committee.


          7.   Administration

          (a) The Committee shall have full authority and sole discretion (subject only to the express provisions of the Plan) to decide all matters relating to the administration and interpretation of the Plan and this Agreement. All such Committee determinations shall be final, conclusive, and binding upon the Corporation, the Recipient, the Recipient's estate and any and all other interested parties. Notwithstanding the foregoing, any determination made by the Committee after the occurrence of a "Change in Control" (as defined in the Plan) shall be subject to judicial review under a "de novo" rather than a deferential standard. The Recipient hereby acknowledges receipt of the Corporation's Prospectus which includes the text of the Plan.

          (b) This Agreement shall be subject to the terms of the Plan, and in the case of any inconsistency between the Plan and this Agreement, the provisions of the Plan shall govern.


          8.  Nonassignability

          The Recipient's rights to payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer (other than transfer by will or by the laws of descent and distribution), assignment, pledge, encumbrance, attachment or garnishment by the Recipient's creditors or the creditors of the Recipient's spouse or any other beneficiary.


          9.  Right to Continued Employment

          Nothing in the Plan or this Agreement shall confer on the Recipient any right to continue as an employee of the Corporation or any subsidiary or in any way affect the Corporation or any subsidiary's right to terminate the Recipient's employment at any time.


          10.  Force and Effect

          The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.


          11.  Prevailing Laws

          This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania applicable to contracts made, and to be enforced, within the Commonwealth of Pennsylvania.


          12.  Successors

          This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

          13.  Notice

          Any notice to the Corporation hereunder shall be in writing addressed to:

               Vice President, Human Resources
               GPU Service Corporation
               100 Interpace Parkway
               Parsippany, NJ  07054

          Any notice to the Recipient hereunder shall be in writing addressed to:

          -----------------------------------------------------------
          -----------------------------------------------------------
          or such other address as the Recipient shall specify to the Corporation in writing.


          14.  Entire Agreement

          This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by each of the parties hereto. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default set forth above.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date set forth above.

                               GENERAL PUBLIC UTILITIES CORPORATION

                               By:_____________________________
                                  James R. Leva
                                  Chairman, President and Chief
                                  Executive Officer

                                  _____________________________
                                      (Recipient)

          ____________________________________________________________
                                                  Revised 11/04/93


















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